Exhibit (e)(7)

April 1, 2012

ALPS Distributors, Inc.

Attn: General Counsel

1290 Broadway, Suite 1100

Denver, CO 80202

Re:        Amendment to Schedule A

Dear Sir or Madam:

This letter agreement serves to amend our distribution agreement, between Laudus Trust, Laudus Institutional Trust, Charles Schwab Investment Management, Inc. and ALPS Distributors, Inc. dated November 1, 2011, which incorporates by reference the Distribution Agreement dated October 1, 2005, as amended (the “Agreement”).

The parties wish to amend Schedule A to the Agreement, which has been amended to add the Laudus Mondrian Global Fixed Income Fund. The Agreement otherwise remains unchanged and shall continue in full force and effect.

In the space provided below, please acknowledge your agreement to the foregoing.

Sincerely,

By:	/s/ George M. Pereira
Name:	George M. Pereira
Title:	Treasurer and Chief Financial Officer
Laudus Trust
Laudus Institutional Trust

ACKNOWLEDGED AND AGREED TO:

ALPS Distributors, Inc.	Charles Schwab Investment Management, Inc. (with respect to Section 4 hereof only)

By:	/s/ Thomas A. Carter	By:	/s/ Marie Chandoha
Name:	Thomas A. Carter	Name:	Marie Chandoha
Title:	President	Title:	President and CEO

AMENDED SCHEDULE A

TO THE

DISTRIBUTION AGREEMENT

April 1, 2012

LAUDUS TRUST

Laudus Growth Investors U.S. Large Cap Growth Fund

Laudus Mondrian Emerging Markets Fund

Laudus Mondrian International Fixed Income Fund

Laudus Mondrian International Equity Fund

Laudus Mondrian Global Equity Fund

Laudus Mondrian Global Fixed Income Fund

LAUDUS INSTITUTIONAL TRUST

Laudus Mondrian Institutional International Equity Fund

Laudus Mondrian Institutional Emerging Markets Fund